EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                          Riazzi Asset Management, LLC
                         2331 Far Hills Avenue Suite 200
                               Dayton, Ohio 45419


                                                                  ________, 2008

The RAM Funds
225 Pictoria Drive, Suite 450
Cincinnati, Ohio  45246

Dear Sirs:

      Riazzi Asset Management, LLC ("Riazzi") confirms its agreement with The RAM Funds (the "Trust") as follows:

      1. The Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the "Act") and is authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. The Trust proposes to engage in the business of investing and reinvesting the assets of each of its funds in accordance with applicable limitations. Pursuant to Investment Advisory Agreements dated as of March __, 2008 (the "Advisory Agreement"), the Trust has employed Riazzi to manage the investment and reinvestment of such assets of the RAM Capital
Appreciation Fund and RAM Enhanced Income Fund (individually, a "Fund," collectively, the "Funds").

      2. Riazzi hereby agrees that, notwithstanding any provision to the contrary contained in the Advisory Agreements, Riazzi shall limit as provided herein the aggregate ordinary operating expenses incurred by each Fund, including but not limited to the fees ("Advisory Fees") payable to Riazzi under the Advisory Agreements (the "Limitations"). Under the Limitations, Riazzi agrees that, for a three year period, beginning with each Fund's public offering (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of a Fund's average daily net assets on an annualized basis equal to 1.00% for the RAM Capital Appreciation Fund and




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0.80% for the RAM Enhanced Income Fund. Ordinary operating expenses includes all
Fund expenses except brokerage costs, taxes, borrowing costs (such as interest and dividend expenses on securities sold short), costs to organize the Fund, acquired fund fees and expenses and extraordinary expenses. To determine Riazzi's liability for each Fund's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, Riazzi shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to Riazzi by the Fund subject to the following conditions: (1) no such payment shall be made to Riazzi with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

      3. Nothing in this Agreement shall be construed as preventing Riazzi from voluntarily limiting, waiving or reimbursing the Funds' expenses outside the contours of this Agreement during any time period.

      4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to a Fund. This Agreement will terminate automatically with respect to a Fund if, as and when Riazzi ceases to serve as investment adviser of the Fund. Upon the termination or expiration of this Agreement, Riazzi shall have no claim against the Trust for any amounts not reimbursed to Riazzi pursuant to the provisions of paragraph 2.

      5. This Agreement shall be construed in accordance with the laws of the State of Ohio, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

      If the foregoing is in accordance with the Trust's understanding, kindly so indicate by signing and returning to Riazzi the enclosed copy hereof.


                                Very truly yours,

                                            RIAZZI ASSET MANAGEMENT, LLC

                                            By:      __________________________

                                            Its:     __________________________



Agreed to and accepted as of the date first set forth above.

THE RAM FUNDS

By:  _________________________

Its:   _______________________